FOR IMMEDIATE RELEASE

A.G. Edwards, Inc. Stockholder Rights Plan To Expire;
Board Reiterates Company's Stance To Remain Independent

ST. LOUIS, June 23, 2005 -- The Board of Directors of A.G. Edwards, Inc. (NYSE: AGE) announced that the company's Stockholder Rights Plan, commonly known as a "poison pill," will expire by its own terms on June 25, 2005.

The Board determined not to renew the plan, but reserved the right to adopt a stockholder rights plan without prior stockholder approval if the Board, including a majority of the independent directors, determines in light of the circumstances then existing that it is in the best interests of the company and its stockholders. If a stockholder rights plan is adopted by the Board without prior stockholder approval, the company has established a policy that the plan will expire within 12 months of its effective date unless ratified by the company's stockholders.

The Board also restated its prior determination that it is in the best interests of the company to remain independent.

"We believe today's announcement signifies A.G. Edwards' commitment to sound corporate governance practices while also maintaining our strong belief that the key to our company's long-term success is to remain independent," said Robert L. Bagby, chairman and chief executive officer. "It's important to note the Board's action was not the result of any current or planned discussions with other companies. We simply had to address this corporate governance matter so we can maintain our focus on the business of serving our clients."

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc.